May 24, 2017     EXHIBIT 10.1
John J. Sullivan
15 Forest Drive
Morristown, NJ 07960

Dear John,

On behalf of The Children’s Place, it is my pleasure to confirm our offer of employment for the position of Chief Transformation Officer reporting to me. Your offer of employment is contingent upon the successful completion of your background check. Details of our offer are as follows:

•	COMMENCEMENT OF EMPLOYMENT: June 12, 2017

•	ANNUAL BASE SALARY: $650,000.00

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BONUS: You will be eligible to participate in our annual management incentive plan.   Your target bonus will be 75% of your annual salary, and, among other things, you must be employed on the date of the bonus payout to be eligible to receive your bonus. Bonus payments are determined by Company performance and factor in personal performance, and are subject to the terms of the Management Incentive Plan.  Please review the Annual Management Incentive Plan summary for additional details.

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NEW HIRE EQUITY AWARD: Based upon your position with the Company, you will receive an equity award. All equity awards are subject to the Company’s 2011 Equity Incentive Plan(“2011 Equity Plan”) and must be awarded in accordance with the Company’s Policy Regarding the Award of Equity-Based Incentives to Executives Officers and Other Employees (the “Equity Award Policy”).

1.	Value of Award: An award valued at $1,000,000.00 with the number of shares constituting the award based on the closing stock price on the Grant Date, as defined below.

2.	Types of Awards. (i) 50% of the award will be in the form of Time-Based RSUs and (ii) 50% of the award will be in the form of Performance-Based RSUs.

3.
Grant Date. The grant date for these awards will be the first business day of the fiscal month following your commencement date (the “Grant Date”), provided that you execute and deliver to the Company both the Time-Based and the Performance-Based Restricted Stock Unit Award Agreements within the requisite period of time. (These Award Agreements will be provided to you following your execution and return of this offer letter.)

4.	Vesting of Time-Based RSUs. The Time-Based RSUs will vest ratably over three years on each anniversary of the Grant Date, subject to your continued employment on the applicable vesting dates.

5.
Earning of Performance-Based RSUs. The Performance-Based RSUs may be earned provided the Company achieves the performance goals set by the Compensation Committee in April 2017 for a three-year performance period consisting of fiscal 2017-2019. Subject to our continued employment with the Company on the delivery date, any earned shares will be delivered to you at the same time in 2020 as earned shares are delivered to other senior executives of the Company who receive Performance-Based RSUs in May 2017.

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ANNUAL EQUITY AWARD: In 2018, you will be eligible to receive an equity award under the 2011 Equity Plan at the same time as other associates in the Company, subject to the approval of the Compensation Committee of the Board of Directors. Your 2018 grant will be a combination of Performance-Based RSUs and Time-Based RSUs on the same percentage split as other senior executives of the Company (other than the CEO) as determined by the Compensation Committee of the Board of Directors at the time of the grant.

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401(k) PLAN: You will be eligible as of the first of the month following your commencement date to participate in The Children’s Place 401(k) Savings Plan. You will receive additional information during your new hire orientation.

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PAID TIME OFF: You will be eligible for 22 days of Paid Time Off (PTO) in every fiscal year (February through January), subject to the Company’s accrual policy. You may not carry over PTO days from year to year, and you will not be paid out any accrued but unused PTO upon termination of employment. The number of days you are eligible to receive during the current fiscal year will be prorated based on your commencement date. Your PTO days do not include nine (9) Company paid holidays. The Company’s PTO policy and Company paid holidays are subject to change annually. Please review the Corporate Time Off Policy for additional details.

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OTHER BENEFITS: You will be eligible as of the first of the month following your commencement date for other benefits (long term disability, health and life insurance) available to other associates at your level.

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CHANGE IN CONTROL: Subject to your execution and delivery to the Company of a Change in Control Severance Agreement (the “Change in Control Severance Agreement”), you will receive severance if you are terminated other than for Cause (as defined in the Change in Control Severance Agreement) or resign for Good Reason (as defined in the Change in Control Severance Agreement) in anticipation of, or subsequent to, a Change in Control (as defined in the Change in Control Severance Agreement). Under the Change in Control Severance Agreement, the

severance period is 18 months. During the severance period, you will continue to be covered under the Company’s health plan. Unless the Change in Control Severance Agreement is otherwise terminated earlier pursuant to its terms, it will remain in force for two years from the execution thereof and it will renew for additional one year periods unless the Company provides you with notice of nonrenewal at least 90 days prior to the second anniversary date thereof or, if renewed, at least 90 days prior to each subsequent renewal.

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SEVERANCE: In the event that you are terminated by the Company without Cause (as defined in the Change in Control Severance Agreement), the amount you will be entitled to will be the greater of (i) twelve month’s severance in the form of salary continuation payments at your then current salary or (ii) the amount available to other associates at your level under the Company’s severance guidelines, provided, in all cases, that such severance shall automatically and immediately be reduced by the amount of salary or other like compensation you receive from employment or engagement as an independent contractor, during the severance period, with any other person or entity. Further, the Company agrees to waive the applicable premium cost that you would otherwise be required to pay for continued group health benefit coverage under COBRA for the corresponding period of severance as provided above unless otherwise prohibited under applicable law. All such payments are intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations there under such that no payment made, or benefit provided, to you hereunder shall be subject to an “additional tax” within the meaning of the Code. Receipt of the payments set forth in this paragraph are conditioned upon the execution and delivery of an agreement containing a release of claims, an agreement of confidentiality, and an agreement of non-solicitation and non-competition for a period of 12 months following termination in such form as the Company shall reasonably determine, which release of claims shall, to the extent permitted by law, waive all claims and actions against the Company and its officers, directors, affiliates and such other related parties and entities as the Company chooses to include in the release.

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WITHHOLDING: The Company is authorized to withhold from any payment to be made hereunder to you such amounts for income tax, social security, unemployment compensation, excise taxes and other taxes and penalties as in the Company’s judgment is required to comply with applicable laws and regulations.

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409A COMPLIANCE: Notwithstanding anything in this offer letter to the contrary, if you are a “specified employee” (determined in accordance with Section 409A of the Code and Treasury Regulation Section 1.409A-3(i)(2)) as of the termination of your employment with the Company, and, if any payment, benefit or entitlement provided for in this offer letter or otherwise both (i) constitutes a “deferral of compensation” within the meaning of Section 409A of the Code and (ii) cannot be paid or provided in a manner otherwise provided herein or otherwise without subjecting you to additional tax, interest, and/or penalties under Section 409A of the Code, then any such payment, benefit or entitlement that is payable during the first six months following the date of your termination of employment shall be paid or provided to you (or your estate, if applicable) in a lump sum cash payment (together with interest on such amount during the period of such restriction at a rate, per annum, equal to the applicable federal short-term rate (compounded monthly) in effect under Section 1274(d) of the Code on the date of termination) on the earlier of (x) your death or (y) the first business day of the seventh calendar month immediately following the month in which your termination of employment occurs.

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CONFIDENTIALITY, ETC.: At the time of your commencement date and as a condition of your employment, you will also execute and deliver the Company’s Confidentiality, Work Product, and Non-solicitation Agreement.

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INDEMNIFICATION/D&O: As an officer of the Company, you will be indemnified on the same terms and conditions, and will be covered by the Company’s directors’ and officers’ insurance coverage as other senior executives of the Company.

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STOCK OWNERSHIP GUIDELINES: As a senior executive of the Company, you will be subject to stock ownership guidelines adopted from time to time by the Compensation Committee of the Company’s Board of Directors. Please refer to the Stock Ownership Guidelines for Senior Executives document.

Unless specifically stated in this offer letter, all terms and conditions of your employment are as provided by the policies and practices of The Children’s Place, Inc. and its affiliates as in effect from time to time.
This offer of employment is not to be construed as an employment contract, expressed or implied, and it is specifically understood that your employment is at-will (this means that either you or the Company may terminate your employment at any time with or without cause) and further that there is no intent on the part of the Company or yourself, for continued employment of any specified period of time.
Please indicate your acceptance of and agreement with the foregoing by executing this offer letter and returning a copy to me.
John, please give this offer your utmost consideration. We look forward to you joining our team. We are confident that you will make a strong contribution to our continued growth and success. Should you have any questions concerning the specifics of our offer to you, or the benefit programs, please do not hesitate to reach out to Leah Swan in Human Resources.

Sincerely,
/s/ Michael Scarpa
Michael Scarpa
Chief Operating Officer

Agreed and Accepted:
/s/ John Sullivan
John Sullivan                 Date: May 26, 2017